Exhibit 99

News Release – October 16, 2003

Franklin Financial Services Corporation

Kenneth C. Ditzler (717) 261-3665

Franklin Financial earnings increase 11%

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $4,509,000 for the first nine months of 2003.

This represents an increase of 11.3% when compared to earnings of $4,050,000 for the nine months ended September 30, 2002.  On a per share basis, basic earnings were $1.68 for the first nine months in 2003 compared to $1.52 for the same period in 2002, a 10.5% increase.

Total assets at September 30, 2003 grew by 1.3% over totals a year earlier to $550,303,000. Net loans were up 6.5%, while total deposits and customer repurchase agreements remained relatively flat. The market value of trust assets under management slipped to $317,659,000 on September 30, 2003, a 7.4% decline.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with fifteen community offices throughout Franklin and Cumberland Counties in Boiling Springs, Carlisle, Chambersburg, Marion, Mont Alto, Newville, Shippensburg and Waynesboro.